EXHIBIT 5

Bank of America Plaza 813.229.7600 101 East Kennedy Boulevard fax Suite 2800 Tampa, Florida 33602	813.229.7600 813.229.1660
www.slk-law.com

April 29, 2014

Jagged Peak, Inc.

3000 Bayport Drive, Suite 250

Tampa Florida 33607

Re:           Securities and Exchange Commission Registration Statement on Form S-8

Covering 5,000,000 Shares of Common Stock, $.001 par value

Gentlemen:

We are legal counsel to Jagged Peak, Inc., a Nevada corporation (the “Company”), and have acted as such in the preparation and filing of its Registration Statement on Form S-8 with the Securities and Exchange Commission (the “SEC”) pursuant to the requirements of the Securities Act of 1933, as amended, and the General Rules and Regulations of the SEC promulgated thereunder, for the registration of 5,000,000 shares (the “Shares”) of the common stock, par value $.001 per share, of the Company. In connection with the following opinion, we have examined and have relied upon such documents, records, certificates, statements and instruments as we have deemed necessary and appropriate to render the opinion herein set forth.

Based upon the foregoing, it is our opinion that the Shares, when and if sold in the manner set forth in the Registration Statement, will be legally issued, fully paid and nonassessable.

The undersigned hereby consents to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

SHUMAKER, LOOP & KENDRICK, LLP

/s/ Gregory C. Yadley

Gregory C. Yadley